EXHIBIT 10.14

SECURITYHOLDERS AGREEMENT

THIS SECURITYHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of October, 2004, by and among BOISE CASCADE CORPORATION, a Delaware corporation (to be renamed “OfficeMax Incorporated” on November 1, 2004, “BCC”), FOREST PRODUCTS HOLDINGS L.L.C., a Delaware limited liability company (“FPH”), and BOISE CASCADE HOLDINGS, L.L.C., a Delaware corporation (“Boise Holdings”).

R E C I T A L S

WHEREAS, BCC, FPH and Timber Holding Co., a Delaware corporation (“Timber Holding Co.”) are parties to that certain Asset Purchase Agreement, dated as of July 26, 2004 (as amended from time to time in accordance with its terms, the “Asset Purchase Agreement”);

WHEREAS, pursuant to and subject to the terms and conditions of the Asset Purchase Agreement, at the closing of the transactions contemplated thereby, certain wholly-owned Subsidiaries of Boise Holdings are acquiring substantially all of assets of the forest products business of BCC and certain of its Subsidiaries (other than the timberland assets), and certain of Timber Holding Co.’s Affiliates are acquiring substantially all of the timberland assets of BCC and in connection therewith, BCC is acquiring units of Boise Holdings;

WHEREAS, FPH recognizes that BCC has substantial experience and expertise in the ownership, management and operation of a forest products business;

WHEREAS, BCC, FPH and Boise Holdings desire to enter into this Agreement to set forth certain arrangements with respect to the ownership, operation and management of Boise Holdings and its Subsidiaries; and

WHEREAS, the execution and delivery of this Agreement is a condition to each of BCC’s and FPH’s respective obligations to effect the Closing (as defined in the Asset Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

1.1           Certain Definitions. As used herein, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For the purpose of this definition, “control” means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

“Agreement” shall mean this Agreement, including the exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Applicable Percentage” shall mean (i) if there are five (5) or more members of the Board then in office, 80% or more, (ii) if there are four (4) members of the Board then in office, 75% or more, and (iii) if there are three (3) members of the Board then in office, 66% or more.

“Asset Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

“Board” shall mean the Board of Managers of Boise Holdings.

“BCC Holders” shall collectively refer to: (i) BCC; and (ii) any other Securityholders who directly or indirectly acquire any Units from BCC, other than Securityholders who directly or indirectly acquire Units from BCC pursuant to an Initial Period Pro-Rata Tag-Along as provided in subsection 5.3(b)(ii) below.

“BCC Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“BCH LLC Agreement” shall mean that certain limited liability company agreement of Boise Cascade Holdings, L.L.C., dated as of October 29, 2004 and effective as of September 22, 2004.

“Business” shall have the meaning set forth in the Asset Purchase Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or executive order to close.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Units” means, collectively, the Series A Common, the Series B Common and the Series C Common.

“CPA Firm” shall mean the independent public auditor selected pursuant to Section 4.3, or any subsequent independent public auditor of the books and records of Boise Holdings appointed by the Board in accordance with the terms of this Agreement.

“Demand Registration” shall have the meaning set forth in the Registration Rights Agreement.

“Encumbrances” shall mean liens, charges, encumbrances, mortgages, pledges, security interests, options or any other restrictions or third-party rights.

“Exempt Sale” shall mean: (i) any Transfer of Units to an Affiliate of the selling party; (ii) any distribution of securities by a Person to its direct or indirect equity owners; (iii) an assignment or pledge of Units in connection with the incurrence, maintenance or renewal of indebtedness of Boise Holdings or its Subsidiaries; (iv) any Transfer of Units pursuant to a Public Sale or pursuant to Rule 144 of the Securities Act; and (v) any Transfer of Units to directors, officers, or employees of Boise Holdings or its Subsidiaries.

“FPH” means Forest Products Holdings, L.L.C., a Delaware limited liability company.

“FPH Holders” shall collectively refer to FPH together with any other Securityholders who directly or indirectly acquire any Units from: (i) FPH; or (ii) BCC pursuant to an Initial Period Pro-Rata Tag-Along as provided in subsection 5.3(b)(ii) below.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not the owner of in excess of 5% of any class or series of Boise Holdings’ common equity on a fully-diluted basis (a “5% Owner”) and who is not an Affiliate of any such 5% Owner.

“Law” shall mean any federal, state, foreign or local law, constitutional provision, code, statute, ordinance, rule, regulation, order, judgment or decree of any governmental authority.

“LLCA” shall mean the Limited Liability Company Act of the State of Delaware.

“New Securities” shall mean any shares of capital stock or other equity securities (or debt securities convertible into such equity securities) of Boise Holdings, whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock and securities of any type whatsoever that are, or may become, convertible into shares of Boise Holdings capital stock or other Boise Holdings equity securities; provided, however, that the term “New Securities” shall not include: (i) securities issued in connection with any stock or unit split, stock or unit dividend, reclassification or recapitalization of Boise Holdings; (ii) units of Common Units issued to employees, consultants, officers or directors of Boise Holdings or its Subsidiaries pursuant to: (A) the exercise of any stock or unit option, stock or unit purchase or stock or unit bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining the services of such Persons and which is approved by the Board; or (B) the exercise of any stock or unit option issued pursuant to a plan or agreement approved by the Board; (iii) securities issued in a Public Offering; (iv) securities issued in connection with the acquisition of any business, assets or securities of another Person; (v) securities issued to any lender of Boise Holdings or any of its Affiliates; and (vi) securities issued pursuant to Section 2.3(b) of the BCH LLC Agreement.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization.

“Pro Rata Portion” shall mean, with respect to each Securityholder, that number of shares of New Securities as is equal to the product of (i) the total number of New Securities proposed to be issued or otherwise transferred multiplied by (ii) a fraction, the numerator of which is the number of units of Series B Common (including any common equity issued or issuable in respect of such Series B Common) held by such Securityholder immediately prior to such issuance or transfer, and the denominator of which is the total number of units of Series B Common (including any such common equity issued or issuable in respect of such Series B Common) which are held by all Securityholders.

“Public Offering” shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Series B Common.

“Public Sale” means: (i) any sale of Series B Common pursuant to a Public Offering or (ii) any Spin-Off.

“Registration Rights Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as shall be in effect at the time.

“Securityholders” means BCC, FPH and each Person other than Boise Holdings who is or becomes bound by this Agreement. Securityholders are sometimes individually referred to herein as a “Securityholder”.

“Series A Common” means Series A Common Units of Boise Holdings, par value $0.01 per share.

“Series B Common” means Series B Common Units of Boise Holdings, par value $0.01 per share.

“Series C Common” means Series C Common Units of Boise Holdings, par value $0.01 per share.

“Spin-Off” shall mean any distribution by BCC or one of its Affiliates of all of its Units of any class or series to its public stockholders or unitholders, if any.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests.

“Units” shall mean any Series A Common, Series B Common or Series C Common held by any Securityholder (including any equity securities issued or issuable in respect of such Series A Common, Series B Common or Series C Common pursuant to a stock or unit split, stock or unit dividend, reclassification, combination, merger, consolidation, recapitalization or other reorganization) and any other capital stock of any class or series of Boise Holdings held by any Securityholder.  As to any particular Units, such units shall cease to be Units for all purposes of this Agreement when they have been sold or transferred pursuant to a Public Sale, and the transferee of any Units pursuant to a Public Sale shall not be considered a Securityholder for purposes of this Agreement by virtue of the ownership of Units transferred pursuant to such Public Sale.

“Voting Units” shall mean securities of Boise Holdings of any class or series the holders of which are entitled to vote generally in the election of directors of Boise Holdings.

1.2           Other Definitional Provisions.

(a)           The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           The terms “dollars” and “$” shall mean United States dollars.

(d)           The term “including” shall be deemed to mean “including without limitation.”

(e)           Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

ARTICLE II
BUSINESS AND OPERATIONS OF TIMBER HOLDING CO.

2.1           Purposes and Business. Except as otherwise approved by the Board, the original purpose of Boise Holdings and its Subsidiaries shall be to engage in the business of acquiring, growing, harvesting, and selling timber and timberlands and other activities related to the foregoing or in connection therewith. Boise Holdings shall not and shall not permit any of its Subsidiaries to (and FPH shall not cause or, to the extent reasonably within FPH’s control, permit Boise Holdings or any of its Subsidiaries to) engage in any other activity or business except to the extent approved by the Board.

2.2           Principal Executive Offices. The principal executive offices of Boise Holdings shall be located at 1111 W. Jefferson Street, Boise, Idaho, 83728 or such other location as determined by the Board.

ARTICLE III
BOARD OF DIRECTORS

3.1           General. From and after the Closing, each Securityholder will vote all of its respective Units and any other Voting Units over which it possesses direct or indirect voting power and will take all other necessary or desirable actions within its direct or indirect control (whether in its capacity as a securityolder of Boise Holdings or otherwise), and Boise Holdings will take all necessary and desirable actions within its control, in order to give effect to the provisions of this Article III.  By way of example and without limiting the generality of the foregoing, BCC and FPH shall amend the Company’s certificate of formation or limited liability company agreement or both, as applicable, of Boise Holdings and each Subsidiary to incorporate and effectuate the provisions in this Article III.

3.2           Powers. Subject to the provisions of the LLCA, the certificate of formation of Boise Holdings, the limited liability company agreement of Boise Holdings and this Agreement, the business and affairs of Boise Holdings shall be managed by or under the direction of the Board.

3.3           Size and Composition. The Board shall initially consist of six individuals as follows:  (i) one director shall be designated in writing by BCC (the “BCC Director”); (ii) four directors shall be designated in writing by FPH (the “FPH Directors”); and (iii) the remaining director shall be the Chief Executive Officer of Boise Holdings (the “CEO Director”); provided that, notwithstanding the foregoing, FPH may, by written notice to Boise Holdings, at any time and from time to time, increase or decrease the number of FPH Directors; provided further that in the event that (i) FPH elects to increase the number of FPH Directors above four, BCC shall be entitled to increase the number of BCC Directors such that the number of BCC Directors as a percentage of all directors of Boise Holdings then in office is as close as possible to (but not in excess of) the percentage of Series B Common of Boise Holdings then held by BCC or (ii) FPH subsequently elects to decrease the number of FPH Directors, then the number of BCC Directors shall be decreased such that the number of BCC Directors as a percentage of all directors of Boise Holdings then in office is as close as possible to (but not in excess of) the percentage of Series B Common of Boise Holdings then held by BCC.  Notwithstanding anything in clause (ii) of the immediately foregoing sentence to the contrary, the number of BCC Directors shall not be decreased below one (1) unless or until BCC’s rights to designate a BCC Director have terminated in accordance with this Agreement.  BCC and FPH, as the holders of a majority of the Voting Units and thus entitled to elect the CEO Director, shall: (x) at each election of directors (or filling of a vacancy with respect to the CEO Director), elect the individual then serving as the Chief Executive Officer of Boise Holdings as the CEO Director; and (y) remove the CEO Director if the CEO Director ceases to serve as the Chief Executive Officer of Boise Holdings. Anything to the contrary contained herein notwithstanding, the rights of each of BCC and FPH to designate directors as provided herein shall not be assignable (by operation of law, the transfer of Units or otherwise) without the prior written consent of the other; provided, however, that each of BCC and FPH shall, without the prior written consent of the other, be entitled to assign its rights to designate directors as provided herein to one of its Affiliates that is (or becomes) a Securityholder.  If directed by FPH, one or more representatives of financing sources to FPH and/or any of its Subsidiaries shall be entitled to attend meetings of (and receive information provided to the directors of) the Board; provided, however, that such representative shall not be or have any rights of a director of the Board.

3.4           Term; Removal; Vacancies. The members of the Board other than the CEO Director shall hold office at the pleasure of the Securityholder which designated them.  Any such Securityholder may at any time, by written notice to the other Securityholder and Boise Holdings, remove (with or without cause) any member of the Board designated by such Securityholder other than the CEO Director.  Subject to applicable Law, no member of the Board may be removed except by written request by the Securityholder that designated the same.  In the event a vacancy occurs on the Board for any reason, the vacancy will be filled by the written designation of the Securityholder entitled to designate the director creating the vacancy.

3.5           Notice; Quorum. Meetings of the Board may be called upon not less than three days’ prior written notice to all directors stating the purpose or purposes thereof. Such notice shall be effective upon receipt, in the case of personal delivery, facsimile transmission or other electronic transmission, and five Business Days after deposit with the U.S. Postal Service, postage prepaid, if mailed. The presence in person of a majority of the directors then serving on the Board shall constitute a quorum for the transaction of business at any special, annual or regular meeting of the Board.  Each Securityholder shall use its reasonable efforts to ensure that a quorum is present at any duly convened meeting of the Board and each of BCC and FPH may designate by written notice to the other an alternate representative to act in the absence of any of its designates at any such meeting. If, at any meeting of the Board, a quorum is not present, a majority of the directors present may, without further notice, adjourn the meeting from time to time until a quorum is obtained.

3.6           Voting. Each member of the Board shall be entitled to cast one vote on each matter considered by such Board; provided, however, that in the event that a vote would result in a tie or deadlock with respect to a matter, the CEO Director shall not be entitled to vote with respect to such matter (the Board shall poll its members prior to any vote to effectuate the purposes of this sentence).  Except as otherwise expressly provided by this Agreement, the act of a majority of the members of the Board present at any meeting at which a quorum is present shall constitute an act of the Board, as applicable.  Notwithstanding anything to the contrary contained herein, from and after the first business day after the Closing: (x) the following matters shall require, in addition to any other vote required by applicable law, the affirmative vote of at least the Applicable Percentage of the directors then in office; (y) Boise Holdings shall not directly or indirectly take, and shall not permit any of its Subsidiaries to directly or indirectly take, any of the following actions without first obtaining such approval; and (z) FPH shall not cause or, to the extent reasonably within FPH’s control, permit Boise Holdings or any of its Subsidiaries to take any of the following actions without first obtaining such approval:

(i)            subject to applicable Law or fiduciary duty, any dissolution or liquidation of Boise Holdings;

(ii)           in addition to any other requirement required under Section 8.13 hereof, any amendment of the certificate of formation, limited liability company agreement or other governing documents of Boise Holdings or any of its Subsidiaries which would (a) treat any BCC Holder disproportionately vis-a-vis any FPH Holder or (b) place any restriction or limitation on the ability of any BCC Holder to Transfer all or any portion of its Units or reduce the consideration received or to be received by such BCC Holder in connection with such Transfer;

(iii)          the entry into, or amendment of, contracts or other transactions between Boise Holdings and/or any of its Subsidiaries, on the one hand, and a Securityholder or any Affiliate thereof, on the other hand except for: (a) the execution, delivery and performance of contracts, amendments and/or transactions at or prior to Closing related to or in connection with the transactions contemplated by the Asset Purchase Agreement; and (b) contracts, amendments and transactions which are no less favorable to Boise Holdings and its Subsidiaries than could be obtained from BCC or its Affiliates or Independent Third Parties negotiated on an arms-length basis;

(iv)          except as provided for in Boise Holdings’ certificate of formation or limited liability company agreement, the direct or indirect redemption, retirement, purchase or other acquisition of any equity securities of Boise Holdings except for (A) pro rata redemptions among the holders thereof or (B) repurchases pursuant to Section 4.2(e) of the BCH LLC Agreement;

(v)           appointment of any public auditors which are not one of the Big Four accounting firms; and

(vi)          delegation of any of the matters covered by any of clauses (i) through (v) above to any committee of the Board.

Notwithstanding the foregoing, the approvals required by this Section 3.6 with respect to any of the matters in subsections (i) through (vi) above shall not restrict the sale of any assets or operations of Boise Holdings or any of its Subsidiaries or located on the properties of Boise Holdings or any of its Subsidiaries.

3.7           Telephonic Meetings; Written Consents. Except as may otherwise be provided by applicable Law, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting pursuant to a written consent, in compliance with the LLCA and Section 3.6 hereof and such written consent is filed with the minutes of the proceedings of the Board or such committee. Any meeting of the Board or any committee thereof may be held by conference telephone or similar communication equipment, so long as all Board or committee members participating in the meeting can hear one another clearly, and participation in a meeting by use of conference telephone or similar communication equipment shall constitute presence in person at such meeting.

3.8           Initial Directors. BCC and FPH shall make their initial designations pursuant to Section 3.3 on or prior to the Closing Date.

3.9           Recapitalization of Boise Holdings Under Certain Circumstances. For any Public Offering or Spin-Off prior to the time Boise Holdings becomes subject to the Exchange Act with respect to Units: (i) Boise Holdings shall use commercially reasonable efforts to effect a stock or unit split, stock or unit dividend or stock or unit combination which, in the opinion of the managing underwriter for the Public Offering or BCC’s financial advisor in connection with a

Spin-Off, is desirable for the sale, marketing or distribution of the Units to the public; and (ii) as long such stock or unit split, stock or unit dividend or stock or unit combination does not treat such Units or other Voting Units differently than all other Units or other Voting Units held by the other holders of Units and Voting Units, each Securityholder agrees to vote all of its respective Units and any other Voting Units over which it possesses direct or indirect voting power in order to cause such stock or unit split, dividend or combination to be effected consistent with the provisions of this Section 3.9.

ARTICLE IV
ACCOUNTING, BOOKS AND RECORDS

4.1           Fiscal Year. The fiscal year of Boise Holdings shall be the period commencing January 1 in any year and ending December 31 of that year, except that the first fiscal year of Boise Holdings shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

4.2           Books and Records. Boise Holdings shall keep at its principal executive offices books and records typically maintained by Persons engaged in similar businesses and which set forth an account of the business and affairs of Boise Holdings and its Subsidiaries, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information reasonably necessary to permit the preparation of financial statements required by applicable Law in accordance with GAAP.  Each Securityholder who, together with its Affiliates, owns 10% or more of the outstanding common equity of Boise Holdings (a “10% Securityholder”) and its respective authorized representatives shall have the right, at its own cost and at all reasonable times and upon reasonable advance written notice to Boise Holdings, to have access to, inspect, audit and copy the original books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents of Boise Holdings and its Subsidiaries.

4.3           Auditors. Boise Holdings shall engage one of the Big Four accounting firms as the initial independent public auditors of Boise Holdings and its Subsidiaries.

4.4           Reporting. Boise Holdings shall use its commercially reasonable efforts to deliver to each Securityholder unaudited consolidated interim financial statements for Boise Holdings and its Subsidiaries for each fiscal quarter (including a balance sheet as of the end of such period and statements of income, securityholders’ equity and cash flows for such period) within 35 days after the close of each fiscal quarter. Boise Holdings will use its commercially reasonable efforts to deliver to each Securityholder within (a) 120 days after the close of each fiscal year of Boise Holdings, consolidated annual financial statements for Boise Holdings and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, securityholders’ equity and cash flows for such fiscal year), in each case audited and certified by the CPA Firm, and (b) 60 days after the close of each fiscal year of Boise Holdings, unaudited consolidated annual financial statements for Boise Holdings and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, securityholders’ equity and cash flows for such fiscal year). Such annual and interim financial statements shall contain such statements and schedules, prepared in accordance with the requirements of the Securityholders, as may be requested in writing by any of the 10% Securityholders. In addition to the foregoing, if BCC or any of its Affiliates is required to report its investment in Boise Holdings under an equity accounting method, Boise Holdings shall use its commercially reasonable efforts to notify BCC or the Affiliate of its share of Boise Holdings’ income or loss when available consistent with past practices.  Boise Holdings shall bear the cost of providing financial and accounting information reasonably required by any of the 10% Securityholders in the preparation of such 10% Securityholder’s own financial statements. Such annual and interim financial statements shall be prepared in accordance with GAAP and shall present fairly the financial position and results of operations of Boise Holdings.

4.5           Securityholder’s Audit.  Upon reasonable advance written notice to Boise Holdings, any 10% Securityholder may request an audit of the books and records of Boise Holdings and its Subsidiaries (a “Securityholder’s Audit”) by an independent auditor of its selection, other than the CPA Firm. Any Securityholder’s Audit shall be at the expense of the requesting 10% Securityholder unless material error or fraud is found, in which case such audit shall be at the expense of Boise Holdings. All information obtained by any 10% Securityholder in any such audit shall be treated as confidential.

4.6           Consent of Boise Holdings Auditors. Upon request from time to time by any 10% Securityholder, Boise Holdings shall use its commercially reasonable efforts to obtain the written agreements of Boise Holdings’ auditors to permit the use of Boise Holdings’ audited financial statements in connection with such 10% Securityholder’s and/or its Affiliates’ filings made with the Commission (if such financial statements are necessary for such filings with the Commission) and, subject to such auditor’s normal procedures, in private or public offerings of securities of such 10% Securityholder and/or its Affiliates as may be reasonably requested by such 10% Securityholder.  In addition, Boise Holdings will use commercially reasonable efforts to cause Boise Holdings’ auditors to provide a comfort letter in accordance with SAS 72 for any such offering.

ARTICLE V
TRANSFER OF UNITS

5.1           General. No Securityholder will directly or indirectly sell, assign, pledge, encumber, hypothecate, dispose of or otherwise transfer (“Transfer”) any Units or interest in any Units, agree to any such Transfer or permit any such interest to be subject to Transfer, directly or indirectly, by merger or other operation of law, agreement or otherwise, except pursuant to and in compliance with the provisions of this Article V.  Any purported Transfer in any other manner, unless otherwise expressly permitted by this Article V, shall be null and void, and shall not be recognized or given effect by Boise Holdings or any Securityholder.

5.2           Transfers by BCC Holders. Subject to the other provisions of this Section 5.2, a BCC Holder may at any time, without the consent of any other Securityholder, Transfer any or all of its Units or interests in Units (a) to any Affiliate or (b) to any third Person or Persons pursuant to a Public Sale or a sale pursuant to Rule 144 of the Securities Act.  Notwithstanding the foregoing, except in the case of a Public Sale, no BCC Holder may Transfer any Units to any other Person then engaged, directly or indirectly, in a business that competes with any business of FPH or any of its Subsidiaries.  Furthermore, no BCC Holder may Transfer

any Units, except in a Public Sale, without the prior written consent of FPH (which may be withheld by FPH for any reason until the third anniversary of the closing under the Asset Purchase Agreement and may be withheld after the third anniversary in FPH’s reasonable discretion).  In no event shall BCC, without the prior written consent of FPH, Transfer any Units to BCC or any Subsidiary of BCC that owned, leased or licensed any assets transferred to Boise Holdings in connection with the transactions contemplated by the Asset Purchase Agreement.  The foregoing consent rights shall not be assignable by FPH or inure to the benefit of any transferee, successor or assign of FPH, except for an Affiliate of FPH who is (or becomes) a Securityholder.  Notwithstanding the foregoing and except in the case of a Public Sale, any Transfer of Units by a BCC Holder shall be null and void and Boise Holdings shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (a “BCC Joinder Agreement”): (i) acknowledging that all Units or interests in any Units so transferred are and shall remain subject to this Agreement; and (ii) agreeing to be bound hereby.  Furthermore, as a condition precedent to any Transfer of Units by a BCC Holder, BCC must certify in writing to Boise Holdings, without qualification, that (A) each of BCC, BCC and any Affiliate of BCC or BCC (collectively, including Boise Cascade Office Products Corp. and OfficeMax, Incorporated, the “BCC Parties”) is in good standing under each agreement, arrangement or covenant to which a BCC Party is party with FPH or any of FPH’s Affiliates (including, without limitation, the Asset Purchase Agreement, the BOS Paper Sales Agreement and the Additional Consideration Agreement, the “Relevant Agreements”), (B) no BCC Party has in any material respect defaulted under or breached, or is in any material respect in default under or in breach of, any Relevant Agreement and (C) each such BCC Party reaffirm its obligations under each such Relevant Agreement.  Any BCC Holder shall notify the other parties of any intended Transfer of Units or interests in Units pursuant to this Section 5.2 (other than pursuant to an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder. Notwithstanding anything herein to the contrary, transferees of a BCC Holder shall assume all obligations of the transferring BCC Holder hereunder, but, except with respect to an Affiliate of BCC, shall not be entitled to any rights of BCC, a BCC Holder or a Securityholder conferred by this Agreement.

5.3           Transfers by FPH Holders.

(a)           Permitted Transfers. An FPH Holder may at any time, without the consent of any other Securityholder, (i) Transfer any or all of its Units to one or more Affiliates of FPH, (ii) Transfer any or all its Units pursuant to an Exempt Sale, or (iii) sell any or all of its Units to any other third Person or Persons or pursuant to a Public Sale or otherwise Transfer Units, subject to the remaining provisions of this Section 5.3.  The foregoing consent right shall not be assignable by BCC or inure to the benefit of any transferee, successor or assign of BCC, except for an Affiliate of BCC who is (or becomes) a Securityholder.  Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of Boise Holdings, any Transfer of Units by an FPH Holder shall be null and void and Boise Holdings shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (an “FPH Joinder Agreement”): (x) acknowledging that all Units or interests in any Units so transferred are and shall remain subject to this Agreement; and (y) agreeing to be bound hereby.  Upon execution of an FPH Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action

(including, without limitation, any proposed Transfer of Units), the rights of the transferring FPH Holder hereunder with respect to the Units transferred shall be assigned to such transferee.  Any FPH Holder shall notify the other parties of any intended Transfer of Units or interests in Units pursuant to this Section 5.3 (other than an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder.

(b)           Tag-Along Rights. BCC and its Affiliates shall have tag-along rights as provided in this Section 5.3(b):

(i)            In the event any FPH Holder desires to sell all or any part of any class or series of its Units to a third Person (other than pursuant to an Exempt Sale), it shall provide prior written notice (the “Sale Notice”) to BCC setting forth in reasonable detail the terms and conditions on which the proposed sale is to be made and identifying the proposed purchaser. BCC shall have the option (the “Tag-Along Option”) to sell any or all of its Units of the same class and series to the proposed purchaser on the terms and conditions set forth in such Sale Notice subject to the provisions set forth in this Section 5.3(b). BCC shall exercise its Tag-Along Option by giving written notice to FPH within ten Business Days following its receipt of the Sale Notice, which notice shall specify the number of Units of the same class and series as to which BCC is exercising its Tag-Along Right. In the event that BCC exercises its Tag-Along Option with respect to any Sale Notice, BCC shall be entitled to sell its pro rata share (based on the number of Units proposed to be sold by the FPH Holder and BCC, respectively) of the Units proposed to be sold by the FPH Holder in the Sale Notice, in each case on terms and conditions no less favorable than specified in the Sale Notice or otherwise applicable to the sale to such prospective purchasers by the FPH Holder. In the event that BCC does not exercise its Tag-Along Option with respect to any Sale Notice, the FPH Holder shall be entitled to sell all or any part of its Units as specified in the Sale Notice to the prospective purchaser specified in the Sale Notice on the terms and conditions set forth in the Sale Notice (subject to the provisions of the third sentence of Section 5.3(a) hereof).

(ii)           Notwithstanding subsection 5.3(b)(i) above, with respect to sales by a FPH Holder of any part of any class or series of its Units to a third Person (other than pursuant to an Exempt Sale) prior to the expiration of the six-month period beginning on the Closing Date at a per unit price which does not exceed the per unit price paid (excluding any interest for the carrying cost of such Unit) by such FPH Holder for such Units:

(A)                              BCC and its Affiliates shall not have a Tag-Along Option during such six-month period for sales of Units in the aggregate amount of $125 million (“Excluded Tag-Along Sales”); and

(B)                                BCC shall have a Tag-Along Option on a pro-rata basis (i.e., on the same basis applicable in section 5.3(b)(i) above) with respect to such sales of Units by FPH Holders during such six-month period in excess of the Excluded Tag Along Sales (the “Initial Period Pro-Rata Tag-Along”).

The provisions of this subsection 5.3(b)(ii) shall (x) terminate upon the expiration of the six-month period beginning on the Closing Date and (y) apply only to a Transfer or proposed Transfer to any Person that is a private equity fund, investment banking fund, or Affiliate of the foregoing.

(iii)          Notwithstanding anything in this Agreement to the contrary, the rights under this Section 5.3(b) shall be exclusive to BCC and its Affiliates and shall not be assignable to or inure to the benefit of any transferee of BCC or any successors or assigns of BCC, other than Affiliates of BCC.

5.4           Drag-Along Provisions.

(a)           Drag-Along Sale. If a sale of all or substantially all of Boise Holdings’ assets determined on a consolidated basis or a sale of all or substantially all of Boise Holdings’ outstanding capital equity (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties (a “Sale of the Company”) is approved by the Board or the holders of a majority of the Units of Series B Common held by the FPH Holders (a “Drag-Along Sale”), each Securityholder will consent to and raise no objections against such Drag-Along Sale on the terms and subject to the conditions set forth in the remaining provisions of this Section 5.4.

(b)           Drag-Along Notice. A notice regarding any Drag-Along Sale (a “Drag-Along Notice”) shall be delivered within two Business Days following approval of any Drag-Along Sale by Boise Holdings or the FPH Holders to each Securityholder.  The Drag-Along Notice shall include a copy of a bona fide offer from the intended buyer, which shall set forth the principal terms of the Drag-Along Sale, including the name and address of the intended buyer.

(c)           Drag-Along Sale Obligations. In connection with any Drag-Along Sale, the Securityholders shall, and shall elect directors who shall, take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale. If the Drag-Along Sale is structured as: (i) a merger or consolidation, each Securityholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; (ii) a sale of units, each Securityholder shall agree to sell all of its Units and rights to acquire Units on the terms and conditions so approved; or (iii) a sale or assets, each Securityholder shall vote in favor of such sale and any subsequent liquidation of Boise Holdings or other distribution of the proceeds therefrom. Each Securityholder shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale reasonably requested by FPH or Boise Holdings, and each Securityholder shall be obligated to agree on a pro rata, several (and not joint) basis (based on the share of the aggregate proceeds paid in such Drag-Along Sale) to any indemnification obligations that the FPH Holders agree to provide in connection with such Drag-Along Sale (other than any such obligations that relate specifically to a particular holder of Units such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Units).

(d)           Conditions to Drag-Along Sale Obligations. The obligations of each Securityholder with respect to a Drag-Along Sale are subject to the satisfaction of the following conditions: (i) the consideration to be received by the Securityholders with respect to the Drag-

Along Sale shall consist only of cash, publicly-traded securities, or a combination of cash and publicly traded Securities; (ii) if any holders of a class or series of Units are given an option as to the form and amount of consideration to be received, each holder of such class or series of Units that is an “accredited investor” will be given the same option; (iii) each holder of then currently exercisable rights to acquire units of a class or series of Units will be given an opportunity to exercise such rights prior to the consummation of the Drag-Along Sale and participate in such sale as holders of such class or series of Units; and (iv) each Securityholder shall be entitled to receive consideration per each Unit in connection with the Drag-Along Sale at least equivalent to the consideration received per each Unit of the same class and series by any FPH Holder in connection with the Drag-Along Sale.

(e)           Expenses. Each Securityholder will bear its pro-rata share (based on the share of the aggregate proceeds paid in such Drag-Along Sale) of the costs of any sale of Units pursuant to a Drag-Along Sale to the extent such costs are incurred for the benefit of all holders of Series B Common and are not otherwise paid by Boise Holdings or the acquiring party. For purposes of this Section 5.4(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of a Drag-Along Sale in accordance with this Section 5.4 shall be deemed to be for the benefit of all holders of Series B Common. Costs incurred by Securityholders on their own behalf will not be considered costs of the transaction hereunder.

(f)            Exception to Drag-Along. Notwithstanding anything to the contrary contained in this Section 5.4, no Securityholder shall have any obligation under this Section 5.4 with respect to a Drag-Along Sale if the Drag-Along Notice with respect to the Drag-Along Sale is received by BCC after the holders of BCC Registrable Securities have requested a Demand Registration which Boise Holdings is obligated to observe pursuant to the Registration Rights Agreement and for a period thereafter ending on the date following consummation of the sale of all Units subject to such Demand Registration unless, in the opinion of the managing underwriter for such Demand Registration, the per Unit consideration payable pursuant to the Drag-Along Sale exceeds the net proceeds per Unit expected to be received by selling securityholders pursuant to the Demand Registration.

5.5           Legends. A copy of this Agreement shall be filed with the Secretary of Boise Holdings and kept with the records of Boise Holdings.  Each of the Securityholders hereby agrees that each outstanding certificate representing Units shall bear a conspicuous legend reading substantially as follows:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the applicable state and other securities laws and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred without compliance with the Securities Act of 1933 or any exemption thereunder and applicable state and other securities laws. The securities represented by this Certificate are subject to the restrictions on transfer and other provisions of a Securityholders Agreement dated as of October 29, 2004, (as amended from time to time, the “Agreement”) by and among Boise

Land & Timber Holdings Corp. (the “Company”) and certain of its stockholders, and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred except in accordance therewith. A copy of the Agreement is on file at the principal executive offices of the Company.”

ARTICLE VI
RIGHTS ON NEW SECURITY ISSUANCE

6.1           Preemptive Rights. Boise Holdings hereby grants to each Securityholder the irrevocable and exclusive first option (the “First Option”) to purchase all or part of its Pro Rata Portion of any New Securities which Boise Holdings may, from time to time after the date of this Agreement, propose to issue and sell or otherwise transfer.

6.2           Notices With Respect to Proposed Issuance of New Securities. In the event Boise Holdings proposes to undertake an issuance or other transfer of New Securities, it shall give each Securityholder entitled to a First Option pursuant to this Article VI written notice (the “Company Notice”) of its intention, describing in detail the type of New Securities, the price and the terms upon which Boise Holdings proposes to issue or otherwise transfer such New Securities. Each such Securityholder shall have 10 Business Days from the date of receipt of any such Company Notice to agree to purchase, pursuant to the exercise of the First Option, up to such Securityholder’s Pro Rata Portion of each type and class and series of such New Securities (i.e., the same strips) for the price and upon the terms and conditions specified in the Company Notice by giving written notice to Boise Holdings and stating therein the quantity of New Securities to be purchased.

6.3           Boise Holdings’ Right to Complete Proposed Sale of New Securities to the Extent Preemptive Rights are Not Exercised. In the event the Securityholders fail to exercise a preemptive right with respect to any New Securities within the periods specified in Section 6.2, Boise Holdings shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of such New Securities shall be closed, if at all, within 45 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Securityholders at the price and upon terms not substantially more favorable to the prospective purchasers of such securities than those specified in the Company Notice. In the event that Boise Holdings has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period. Boise Holdings shall not thereafter issue or sell or otherwise transfer such New Securities without first offering such securities to the Securityholders in the manner provided in this Article VI.

6.4           Closing of Purchase. If a Securityholder elects to purchase up to its Pro Rata Portion of any New Securities set forth in any Company Notice, such purchase shall be consummated at such time and at such location selected by Boise Holdings upon reasonable advance notice. At the consummation of any purchase and sale of New Securities pursuant to this Article VI: (i) Boise Holdings shall issue or otherwise transfer to the electing Securityholder the certificates evidencing the New Securities being purchased, together with such other documents or instruments reasonably required by counsel for the Securityholder to consummate such purchase and sale; (ii) the Securityholder will deliver the cash consideration payable by wire transfer of immediately available funds to an account or accounts designated in writing by Boise Holdings (such designation to be made no later than two Business Days prior to the date of such consummation); (iii) Boise Holdings shall deliver to the Securityholder a written representation that the New Securities are being purchased and sold free and clear of any and all Encumbrances (other than Encumbrances under existing securities Laws and under this Agreement and the certificate of formation and limited liability company agreement for Boise Holdings); and (iv) the Securityholder shall deliver to Boise Holdings such written investment representations as may reasonably be required by counsel to Boise Holdings for securities Laws purposes and all other applicable representations and warranties as other purchasers of New Securities. Notwithstanding the foregoing, any purchase of New Securities pursuant to this Article VII shall be on the same terms and conditions as set forth in the Company Notice.

ARTICLE VII
TERM

7.1           Term. Subject to the next sentence, unless earlier terminated by mutual agreement of BCC and FPH, this Agreement shall terminate upon the earliest to occur of: (i) the complete liquidation or dissolution of Boise Holdings or its Subsidiaries and the payment of the proceeds of such liquidation or dissolution to BCC and FPH; (ii) a Public Offering (provided that thereafter this Agreement shall nevertheless remain in full force and effect with respect to the provisions of Section 8.13 and all related definitions and provisions to the extent necessary or desirable to give effect to Section 8.13 until the BCC Holders cease to hold any Series A Common or the occurrence of an event described in clauses (i), (iii), (iv), or (v) of this sentence); (iii) such date as BCC and its Affiliates first hold less than 50% of the number of Units of Series B Common that they hold on the date of the Closing; (iv) the acquisition of all or substantially all of the stock or assets of BCC or BCC (whether directly or indirectly and whether by stock sale, asset sale, merger, consolidation, combination or otherwise) by a Person engaged, directly or indirectly, in a business that has more than $500 million in annual revenues in a business that competes or businesses that compete with the business of FPH and its Subsidiaries, or (v) at the election of FPH, at any time when BCC or any of its permitted Affiliates own Units, BCC or such permitted Affiliate ceases to be a Subsidiary of BCC; provided, however, that in case of any termination pursuant to this Section 7.1, unless otherwise determined by FPH, this Agreement shall nevertheless remain in full force and effect with respect to the drag-along provisions set forth in Section 5.4 and all related definitions and provisions to the extent necessary or desirable to give full force and effect to Section 5.4.  The rights of each of BCC and FPH to terminate this Agreement by mutual agreement and the right of FPH to terminate this Agreement with respect to the drag-along provisions of Section 5.4 are not assignable by BCC or FPH, and shall not inure to the benefit of any transferee, successor or assign of BCC or BCC, other than to an Affiliate of such party who is (or becomes) a Securityholder, without the prior written consent of the other.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if: (i) delivered in person (to the individual whose attention is specified below) or via facsimile or electronic transmission (followed immediately with a copy in the manner specified in clauses (ii) or (iii) hereof); (ii) sent by prepaid first-class registered or certified mail, return receipt requested; or (iii) sent by recognized overnight courier service, as follows:

to BCC:

OfficeMax Incorporated
1111 West Jefferson Street
Boise, ID 83728
Attention: George Harad, Chairman of the Board
Facsimile: (208) 384-4912

with a copy to:

OfficeMax Incorporated
1111 West Jefferson Street
Boise, ID 83728
Attention: Matthew Broad, Vice President and General Counsel
Facsimile: (208) 384-7945

to FPH:

Forest Products Holdings, L.L.C.
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
Chicago, IL 60602
Attention: Samuel M. Mencoff
Thomas S. Souleles
Facsimile: (312) 895-1056
Email: smencoff@mdcp.com
tsouleles@mdcp.com

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Jeffrey W. Richards, Esq.
Facsimile: (312) 861-2200
Email: jrichards@kirkland.com

to Boise Holdings:

Boise Cascade Holdings, L.L.C.
c/o Madison Dearborn Partners, L.L.C.

Three First National Plaza
Suite 3800
Chicago, IL 60602
Attention: Samuel M. Mencoff
Thomas S. Souleles
Facsimile: (312) 895-1056
Email: smencoff@mdcp.com
tsouleles@mdcp.com

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Jeffrey W. Richards, Esq.
Facsimile: (312) 861-2200
Email: jrichards@kirkland.com

to other Securityholders:

To the address which appears
on the books and records of Boise Holdings

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective: (i) the day of delivery when delivered by hand, facsimile, electronic transmission or overnight courier; and (ii) three Business Days from the date deposited in the mail in the manner specified above.

8.2           Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed: (i) in the case of an amendment, by: (A) Boise Holdings; (B) Securityholders holding a majority of the Units of Series B Common held by the BCC Holders; (C) Securityholders holding a majority of the Units of Series B Common held by FPH Holders; and (D) by each of FPH and BCC (in each case only so long as such Person or any of its Affiliates is a Securityholder); or (ii) in the case of a waiver, by the party against whom the waiver is to be effective.  The rights of BCC and FPH to consent to an amendment to this Agreement shall not be assignable by BCC or FPH and shall not inure to the benefit of any transferee, successor or assign of BCC or FPH, other than to an Affiliate of such party who is a (or in connection therewith, becomes) Securityholder, without the prior written consent of the other.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.3           Assignment. Except as otherwise expressly provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

8.4           Entire Agreement. This Agreement (including the exhibits hereto) and the related Registration Rights Agreement, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

8.5           Public Disclosure. Each of the parties hereby agrees that, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange upon which its securities (or the securities of one of its Affiliates) are traded, it shall not make or permit to be made any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. In the event, however, that legal counsel for any party is of the opinion that a press release or similar public announcement or communication is required by Law or by the rules and regulations of any stock exchange on which such party’s securities (or the securities of one of such party’s Affiliates) are traded, then such party may issue a public announcement limited solely to that which legal counsel for such party advises is required under such Law or such rules and regulations (and the party making any such announcement shall provide a copy thereof to the other party for review before issuing such announcement).

8.6           Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Boise Holdings, BCC, FPH or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7           GOVERNING LAW: SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN ANY UNITED STATES FEDERAL COURT OR ANY STATE COURT LOCATED IN THE STATE OF ILLINOIS (THE “CHOSEN COURTS”) AND: (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS; (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS; (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO; AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 8.1 OF THIS AGREEMENT.

8.8           Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

8.9           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10         Headings. The heading references and the table of contents herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.11         Equitable Relief. Each party acknowledges that money damages would be inadequate to protect against any actual or threatened breach of this Agreement by any party and that each party shall be entitled to equitable relief, including specific performance and/or injunction, without posting bond or other security in order to enforce or prevent any violations of the provisions of this Agreement.

8.12         No Partnership. This Agreement shall not constitute an appointment of any party as the agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties hereto.

8.13         Certain Consents of BCC Holders.

(a)           Neither Boise Holdings or any of its Subsidiaries shall, without the prior written consent of BCC Holders then holding a majority of the outstanding Series B Common then held by all BCC Holders, make any amendment of the certificate of formation, limited liability company agreement or other governing documents of Boise Holdings or any of its Subsidiaries which would (i) treat any BCC Holder disproportionately vis-a-vis any FPH Holder or (ii) place any restriction or limitation on the ability of any BCC Holder to Transfer all or any portion of its Units or reduce the consideration received or to be received by such BCC Holder in connection with such Transfer.

(b)           Boise Holdings agrees that BCC will have the right to cause its Series A Common to be acquired (i) by Boise Holdings prior to any payments being made to FPH from the proceeds of any underwritten public offering of equity securities of Boise Holdings and (ii) in connection with the closing of any Sale of the Company, in each case as long as cash proceeds are available to Common Units.  The purchase price per unit for Series A Common acquired pursuant to clause (i) of this Section 8.13(b) shall be equal to the Liquidation Value (as defined in Boise Holdings’ limited liability company agreement) thereof plus Series A Common Accumulated Dividends (as defined in Boise Holdings’ limited liability company agreement)

plus all other accrued but unpaid dividends thereon (the “Series A Per Unit Value”) and the purchase price per unit for Series A Common acquired pursuant to clause (ii) of this Section 8.13(b) shall be the lesser of (A) the Series A Per Unit Value and (B) the aggregate amount available for distribution to holders of Common Units of Boise Holdings in such Sale of the Company divided by the number of units of Series A Common then outstanding.

(c)           Boise Holdings shall not, without the prior written consent of BCC Holders then holding a majority of the outstanding Series A Common then held by all BCC Holders, pay any dividend in respect of, or make any redemption or repurchase of, any Units of Series B Common held by any FPH Holder.

*          *          *          *

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

BOISE CASCADE CORPORATION

By:	/s/ Guy G. Hurlbutt
Name: Guy G. Hurlbutt
Title: Vice President

FOREST PRODUCTS HOLDINGS, L.L.C.

By: Madison Dearborn Capital Partners IV, L.P.
Its: Managing Member

By: Madison Dearborn Partners IV, L.P.
Its: General Partner

By: Madison Dearborn Partners, L.L.C.
Its: General Partner

By:	/s/ Thomas S. Souleles
Name: Thomas S. Souleles
Title: Managing Director

BOISE CASCADE HOLDINGS, L.L.C.

By:	/s/ Thomas S. Souleles
Name: Thomas S. Souleles
Title: Vice President